EXHIBIT 10.1

AMENDMENT NO. 2 TO DISTRIBUTOR AGREEMENT

THIS AMENDMENT NO. 2 TO DISTRIBUTOR AGREEMENT (the “Second Amendment”) is made effective as of the 9th day of March 2006 by and between ETHICON ENDO-SURGERY, INC., an Ohio corporation (“EES”), and FISCHER IMAGING CORPORATION, a Delaware corporation (“Fischer”).

WHEREAS, the parties hereto are parties to a Distributor Agreement dated December 9, 1998, as amended by Amendment No. 1 dated December 9, 2000 and an Annex dated effective October 11, 2004 (as amended, the “Agreement”);

WHEREAS, the Agreement terminates on October 10, 2006; and

WHEREAS, Fischer has expressed its desire to EES to only manufacture a fixed number of FT240 Mammotest tables between the date hereof and the termination of the Agreement;

WHEREAS, EES is agreeable to ordering a fixed number of tables if Fischer provides EES adequate assurances that Fischer will supply the tables in a timely fashion at an agreed upon price; and

WHEREAS, Fischer and EES have agreed to amend the Agreement as set forth herein to reflect both parties’ understanding and agreement with respect to the terms of purchase and sale of such tables.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment to Agreement; Ratification. This Second Amendment amends and supersedes only those provisions of the Agreement that are inconsistent with or contradict the terms of this Second Amendment. All provisions of the Agreement not amended and superseded shall remain in full force and effect. Capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.             Order of Tables; Delivery.

(a)           Upon execution of this Second Amendment, EES will through their European organization place a binding order with Fischer for 20 FT240 Mammotest tables (collectively, the “Tables” and each a “Table”).

(b)           Fischer will deliver the Tables to EES FOB Fischer’s manufacturing facility in Denver, Colorado. Upon Fischer’s receipt of EES’s order,

Fischer will provide EES with a delivery schedule for the Tables. Fischer shall use its best efforts to deliver all of the Tables no later than May 31, 2006.

(c)           EES may at any time notify Fischer of its desire to bulk ship any number of the Tables, in which case delivery will be deemed to occur when all of the Tables in such bulk shipment are completed and ready for shipment.

3.             Pricing; Invoicing. The price for each Table will be US $107,000.00, subject to adjustment as set forth in Paragraph 5 below. Fischer will invoice EES European organization (Invoicing details will be specified on the order) for the first five (5) Tables (US $535,000.00) upon delivery of all of the first five Tables, with such invoice to be payable in full upon the delivery of all 20 Tables. If Fischer fails to supply all 20 Tables, Fischer shall deliver a revised invoice as provided in Paragraph 5, which shall be payable in full upon receipt. Fischer will invoice EES for each of the remaining 15 Tables upon delivery of each Table and all such invoices will be payable in full upon receipt.

4.             Training; Warranty Support. The price of each Table includes not less than 4 full days of on-site application training per Table. Fischer will provide such training either itself or through a qualified third party until December 31, 2006. After December 31, 2006, Fischer will use its reasonable efforts to ensure that EES has access to application specialists on an as-needed basis. The price of each Table also includes 12-month full warranty support (labor and parts). The 12-month warranty support for each Table will commence on the earlier to occur of the date application training is completed for such Table or December 31, 2006. Fischer will provide the full warranty service either itself or through a qualified third party.

5.             Failure to Supply; Price Adjustment. Fischer will immediately notify EES in writing if Fischer will fail to supply all 20 Tables prior to termination of the Agreement. If Fischer fails to supply all 20 Tables, the total price for the delivered Tables will be determined using the following equation:

Total price  =  ($142,000 x total number of Tables delivered) - $700,000

If, using the above equation, the total price is less than zero (i.e., Fischer delivers 4 or fewer Tables), Fischer will pay EES the balance within 45 days of Fisher’s notification to EES of a failure to supply. If the total price is greater than zero, Fisher will invoice EES for the adjusted total price upon delivery of the last Table. If EES has paid Fischer for any Tables, Fischer shall deduct the amount paid by EES from the amount otherwise due to Fischer under this Paragraph 5.

6.             Termination. Both parties agree that the Agreement and this Second Amendment will terminate upon Fischer’s delivery of all of the Tables or settlement under Paragraph 5 for delivery of less than all of the Tables; provided, however, that the obligations set forth in Paragraph 4 above will survive termination of the Agreement.

7.             Entire Agreement. This Second Amendment and the Agreement constitute the entire agreement between the parties with respect to their subject matter and replace and supersede all previous written or oral negotiations, discussions or commitments.

8.             Counterparts. This Second Amendment may be executed in counterparts with the same effect as if the parties had signed the same document. All such counterparts shall be deemed an original and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto set their hands as of the date first written above.

FISCHER IMAGING CORPORATION		ETHICON ENDO-SURGERY, INC.

By:	/s/ Steven L. Durnil	By:	/s/ Bonnic Rib
Print Name:	Steven L. Durnil	Print Name:	Bonnic Rib
Title:	President & CEO	Title:	Vice President, Sales &
Marketing Breastcare